Exhibit 21




                         Subsidiaries of the Registrant


Listed below are the subsidiaries of the Company and the percentage of ownership by the Company (or if indented, by the subsidiary under which it is listed).



Name of Subsidiary                             Jurisdiction of        Securities
                                                Incorporation          Ownership


China Tailong Holdings Company Limited            Hong Kong               100%


    Pacific Dragon Fertilizer Co., Ltd.             China                 90%